Exhibit 99.1

NEWS FROM ARCH COAL FOR IMMEDIATE RELEASE

Arch Coal Plan of Reorganization Confirmed by Court
Expects to Emerge from Chapter 11 in the Coming Weeks

ST. LOUIS, September 13, 2016 — Arch Coal, Inc. (“Arch” or the “company”) today announced that, just over eight months after filing for Chapter 11, the United States Bankruptcy Court for the Eastern District of Missouri has confirmed its Amended Plan of Reorganization (the “Plan”). Arch expects to emerge from bankruptcy in early October.

“The Court’s confirmation of our Plan is the final legal step in our successful financial restructuring,” said John W. Eaves, Arch’s CEO. “We will emerge as a strong, well-positioned natural resource company with a compelling plan for value creation. We have accomplished a great deal through the restructuring process and are confident that we have established a solid foundation for long-term success, built on our strong metallurgical and thermal franchises and our core commitment to safety and environmental excellence. We thank our customers and vendors for their important support, as well as our employees for their great dedication to Arch.”

The Plan, which received overwhelming support from Arch’s creditors, incorporates and implements the terms of a global settlement agreement the company reached with certain of its senior secured lenders and the Official Committee of Unsecured Creditors (the “UCC”). The Plan eliminates more than $4.7 billion in debt from Arch’s balance sheet, significantly enhancing the company’s financial flexibility.

“We appreciate the cooperation of our lenders and creditors, as well as their advisors, who worked constructively with us to complete Arch’s financial restructuring in an expeditious and efficient manner,” Eaves said.

Davis Polk & Wardwell LLP is serving as legal advisor to Arch Coal, and PJT Partners is serving as financial advisor.

U.S.-based Arch Coal, Inc. is a top coal producer for the global steel and power generation industries, reliably serving customers worldwide. Its network of large-scale, low-cost mining complexes and high-quality metallurgical and thermal reserves are located in the most strategic coal supply basins in the United States. For more information, visit www.archcoal.com.

Forward-Looking Statements

This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from potential demands for additional collateral for self-bonding; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

CONTACTS:

Media:

Logan Bonacorsi

Arch Coal

314/994-2766

Michael Freitag / Andrew Siegel / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

212/355-4449